                                                                                                                  SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G/A

(Amendment No. 1)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Navigator Holdings Ltd.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title and Class of Securities)

Y62132 108
(CUSIP Number)

December 31, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)
*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Fund IV DSS AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 13,058,516
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 13,058,516
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,058,516
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.60%
12	TYPE OF REPORTING PERSON PN

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Fund V DSS AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,422,528
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,422,528
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,422,528
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.99%
12	TYPE OF REPORTING PERSON PN

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Select Co-Investment, L.P
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,288,484
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,288,484
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,288,484
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.75%
12	TYPE OF REPORTING PERSON PN

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR IV Parallel ESC, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 52,727
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 52,727
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,727
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.10%
12	TYPE OF REPORTING PERSON PN

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR V Parallel ESC, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 41,619
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 41,619
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,619
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.08%
12	TYPE OF REPORTING PERSON PN

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Invesco Private Capital, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 94,346
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 94,346
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,346
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.17%
12	TYPE OF REPORTING PERSON IA

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Invesco WLR IV Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 52,727
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 52,727
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,727
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.10%
12	TYPE OF REPORTING PERSON IA

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Invesco WLR V Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 41,619
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 41,619
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,619
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.08%
12	TYPE OF REPORTING PERSON IA

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Select Associates DSS GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,288,484
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,288,484
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,288,484
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.75%
12	TYPE OF REPORTING PERSON IA

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Select Associates DSS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,288,484
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,288,484
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,288,484
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.75%
12	TYPE OF REPORTING PERSON PN

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Associates IV DSS AIV GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 13,058,516
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 13,058,516
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,058,516
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.60%
12	TYPE OF REPORTING PERSON IA

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Associates IV DSS AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 13,058,516
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 13,058,516
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,058,516
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.60%
12	TYPE OF REPORTING PERSON PN

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Associates V DSS AIV GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,422,528
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,422,528
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,422,528
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.99%
12	TYPE OF REPORTING PERSON IA

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Associates V DSS AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,422,528
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,422,528
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,422,528
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.99%
12	TYPE OF REPORTING PERSON PN

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Wilbur L. Ross, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  (b) 
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 14,093
	6	SHARED VOTING POWER 21,863,874
	7	SOLE DISPOSITIVE POWER 14,093
	8	SHARED DISPOSITIVE POWER 21,863,874
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,877,967
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 39.54%
12	TYPE OF REPORTING PERSON IN

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

Item 1(a).                      Name of Issuer.

The name of the issuer is Navigator Holdings Ltd., a Marshall Islands corporation (the “Issuer”).

Item 1(b).                      Address of Issuer’s Principal Executive Offices.

The Issuer’s principal executive offices are located at 21 Palmer Street, London, SW1H 0AD, United Kingdom.

Item 2(a).                      Name of Person Filing.

The names of the persons (collectively, the “Reporting Persons”) filing this Schedule 13G/A (this “Statement”) are:

•	WLR Recovery Fund IV DSS AIV, L.P. (“Fund IV”) with respect to the common stock, par value $0.01 per share, of the Issuer (the “Common Stock”) beneficially owned by it.

•	WLR Recovery Fund V DSS AIV, L.P. (“Fund V”) with respect to the Common Stock beneficially owned by it.

•	WLR Select Co-Investment, L.P. (“Select Co-Investment”) with respect to the Common Stock beneficially owned by it.

•	WLR IV Parallel ESC, L.P. (“IV Parallel”) with respect to the Common Stock beneficially owned by it.

•	WLR V Parallel ESC, L.P. (“V Parallel”) with respect to the Common Stock beneficially owned by it.

•
Invesco Private Capital, Inc. (“Invesco Inc.”) as managing member of Invesco WLR IV Associates LLC (“Invesco IV LLC”), which in turn is the general partner of IV Parallel, and as managing member of Invesco WLR V Associates LLC (“Invesco V LLC”), which in turn is the general partner of V Parallel, with respect to the Common Stock beneficially owned by IV Parallel and V Parallel.

•	Invesco WLR IV Associates LLC as general partner of IV Parallel with respect to the Common Stock beneficially owned by IV Parallel.

•	Invesco WLR V Associates LLC as general partner of V Parallel with respect to the Common Stock beneficially owned by V Parallel.

•
WLR Select Associates DSS GP, Ltd. (“Select GP”) as general partner of WLR Select Associates DSS, L.P. (“Select LP”), which in turn is the general partner of Select Co-Investment, with respect to the Common Stock beneficially owned by Select Co-Investment.

•	WLR Select Associates DSS, L.P. as general partner of Select Co-Investment with respect to the Common Stock beneficially owned by Select Co-Investment.

•
WLR Recovery Associates IV DSS AIV GP, Ltd. (“Associates IV GP”) as general partner of WLR Recovery Associates IV DSS AIV, L.P. (“Associates IV LP”), which in turn is the general partner of Fund IV, with respect to the Common Stock beneficially owned by Fund IV.

•	WLR Recovery Associates IV DSS AIV, L.P. as general partner of Fund IV with respect to the Common Stock beneficially owned by Fund IV.

•
WLR Recovery Associates V DSS AIV GP, Ltd. (“Associates V GP”) as general partner of WLR Recovery Associates V DSS AIV, L.P. (“Associates IV LP”), which in turn is the general partner of Fund V, with respect to the Common Stock beneficially owned by Fund V.

•	WLR Recovery Associates V DSS AIV, L.P. as general partner of Fund V with respect to the Common Stock beneficially owned by Fund V.

•
Wilbur L. Ross, Jr. with respect to the Common Stock beneficially owned by him and as chairman and president of Invesco Inc. and a director and shareholder of Associates IV GP, Associates V GP and Select GP with respect to the Common Stock beneficially owned by Fund IV, Fund V, Select Co-Investment, IV Parallel and V Parallel.

Item 2(b).                      Address of Principal Business Office or, if none, Residence.

The principal business office for each of the Reporting Persons other than Wilbur L. Ross, Jr. is c/o WL Ross & Co. LLC, 1166 Avenue of the Americas, New York, New York 10036. The principal business office of Mr. Ross is 328 El Vedado Road, Palm Beach, Florida 33401.

Item 2(c).                      Citizenship.

Mr. Ross is a citizen of the United States of America. WLR Recovery Fund IV DSS AIV, L.P., WLR Recovery Fund V DSS AIV, L.P., WLR Select Co-Investment, L.P., WLR Select Associates DSS GP, Ltd., WLR Select Associates DSS, L.P., WLR Recovery Associates IV DSS AIV GP, Ltd., WLR Recovery Associates IV DSS AIV, L.P., WLR Recovery Associates V DSS AIV GP, Ltd. and WLR Recovery Associates V DSS AIV, L.P. are organized under the laws of the Cayman Islands. WLR IV Parallel ESC, L.P., WLR V Parallel ESC, L.P., Invesco Private Capital, Inc., Invesco WLR IV Associates LLC and Invesco WLR V Associates LLC are organized under the laws of the State of Delaware.

Item 2(d).                      Title of Class of Securities.

This Statement relates to the Common Stock, par value $0.01 per share, of the Issuer.

Item 2(e).                      CUSIP No.

The CUSIP Number of the Common Stock is Y62132 108.

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.              Ownership.

The percentages used in this Item 4 are calculated based on 55,326,765 shares of Common Stock outstanding as disclosed by the Issuer on March 17, 2014.

WLR Recovery Fund IV DSS AIV, L.P., WLR Recovery Associates IV DSS AIV, L.P. and WLR Recovery Associates IV DSS AIV GP, Ltd.
(a)      Amount beneficially owned: 13,058,516

(b)      Percent of Class: 23.60%

(c) (i)             Sole power to vote or to direct the vote: -0-

(ii)        Shared power to vote or to direct the vote: 13,058,516

(iii)        Sole power to dispose or to direct the disposition of: -0-

(iv)        Shared power to dispose or to direct the disposition of: 13,058,516

Fund IV has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by (i) Associates IV LP as its general partner, (ii) Associates IV GP as Associates IV LP’s general partner and (iii) Mr. Ross as a director and shareholder of Associates IV GP.

WLR Recovery Fund V DSS AIV, L.P., WLR Recovery Associates V DSS AIV, L.P. and WLR Recovery Associates V DSS AIV GP, Ltd.
(a)      Amount beneficially owned: 4,422,528

(b)      Percent of Class: 7.99%

(c) (i)             Sole power to vote or to direct the vote: -0-

(ii)        Shared power to vote or to direct the vote: 4,422,528

(iii)        Sole power to dispose or to direct the disposition of: -0-

(iv)        Shared power to dispose or to direct the disposition of: 4,422,528

Fund V has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by (i) Associates V LP as its general partner, (ii) Associates V GP as Associates V LP’s general partner and (iii) Mr. Ross as a director and shareholder of Associates V GP.

WLR Select Co-Investment, L.P., WLR Select Associates DSS, L.P. and WLR Select Associates DSS GP, Ltd.
(a)      Amount beneficially owned: 4,288,484

(b)      Percent of Class: 7.75%

(c) (i)             Sole power to vote or to direct the vote: -0-

(ii)        Shared power to vote or to direct the vote: 4,288,484

(iii)        Sole power to dispose or to direct the disposition of: -0-

(iv)        Shared power to dispose or to direct the disposition of: 4,288,484

Select Co-Investment has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by (i) Select LP as its general partner, (ii) Select GP as Select LP’s general partner and (iii) Mr. Ross as a director and shareholder of Select GP.

WLR IV Parallel ESC, L.P. and Invesco WLR IV Associates LLC
(a)      Amount beneficially owned: 52,727

(b)      Percent of Class: 0.10%

(c) (i)             Sole power to vote or to direct the vote: -0-

(ii)        Shared power to vote or to direct the vote: 52,727

(iii)        Sole power to dispose or to direct the disposition of: -0-

(iv)        Shared power to dispose or to direct the disposition of: 52,727

IV Parallel has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by (i) Invesco IV LLC as its general partner, (ii) Invesco Inc. as Invesco IV LLC’s managing member and (iii) Mr. Ross as chairman and president of Invesco Inc.

WLR V Parallel ESC, L.P. and Invesco WLR V Associates LLC
(a)      Amount beneficially owned: 41,619

(b)      Percent of Class: 0.08%

(c) (i)             Sole power to vote or to direct the vote: -0-

(ii)        Shared power to vote or to direct the vote: 41,619

(iii)        Sole power to dispose or to direct the disposition of: -0-

(iv)        Shared power to dispose or to direct the disposition of: 41,619

V Parallel has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by (i) Invesco V LLC as its general partner, (ii) Invesco Inc. as Invesco V LLC’s managing member and (iii) Mr. Ross as chairman and president of Invesco Inc.

Invesco Private Capital, Inc.
(a)      Amount beneficially owned: 94,346

(b)      Percent of Class: 0.17%

(c) (i)             Sole power to vote or to direct the vote: -0-

(ii)        Shared power to vote or to direct the vote: 94,346

(iii)        Sole power to dispose or to direct the disposition of: -0-

(iv)        Shared power to dispose or to direct the disposition of: 94,346

Invesco Inc. as managing member of Invesco IV LLC and Invesco V LLC shares the power to dispose of and the power to vote the Common Stock owned by IV Parallel and V Parallel. Invesco Inc. does not directly own any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, Invesco Inc. may be deemed to beneficially own the shares of Common Stock owned by IV Parallel and V Parallel. However, none of the foregoing should be construed in and of itself as an admission by Invesco Inc. or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, Invesco Inc. expressly disclaims beneficial ownership of shares of Common Stock owned by IV Parallel and V Parallel.

Wilbur L. Ross, Jr.
(a)      Amount beneficially owned: 21,877,967

(b)      Percent of Class: 39.54%

(c) (i)             Sole power to vote or to direct the vote: 14,093

(ii)        Shared power to vote or to direct the vote: 21,863,874

(iii)        Sole power to dispose or to direct the disposition of: 14,093

(iv)        Shared power to dispose or to direct the disposition of: 21,863,874

Mr. Ross as chairman and president of Invesco Inc. and a director and shareholder of Associates IV GP, Associates V GP and Select GP shares the power to dispose of and the power to vote the Common Stock owned by Fund IV, Fund V, Select Co-Investment, IV Parallel and V Parallel. Mr. Ross does not directly own any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, Mr. Ross may be deemed to beneficially own the shares of Common Stock owned by Fund IV, Fund V, Select Co-Investment, IV Parallel and V Parallel. However, none of the foregoing should be construed in and of itself as an admission by Mr. Ross or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, Mr. Ross expressly disclaims beneficial ownership of shares of Common Stock owned by Fund IV, Fund V, Select Co-Investment, IV Parallel and V Parallel.

Item 5.              Ownership of 5 Percent or Less of a Class.

Not Applicable.

Item 6.              Ownership of More than 5 Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.              Identification and Classification of Members of a Group.

Not Applicable.

Item 9.              Notice of Dissolution of Group.

Not Applicable.

Item 10.              Certifications.

Not Applicable.

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 06, 2015

WLR RECOVERY FUND IV DSS AIV, L.P. By: WLR Recovery Associates IV DSS AIV, L.P., its General Partner By: WLR Recovery Associates IV DSS AIV GP, Ltd., its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name: Title:	Wilbur L. Ross, Jr. Authorized Signatory

WLR RECOVERY FUND V DSS AIV, L.P. By: WLR Recovery Associates V DSS AIV, L.P., its General Partner By: WLR Recovery Associates V DSS AIV GP, Ltd., its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name: Title:	Wilbur L. Ross, Jr. Authorized Signatory

WLR SELECT CO-INVESTMENT, L.P. By: WLR Select Associates DSS, L.P., its General Partner By: WLR Select Associates DSS GP, Ltd., its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name: Title:	Wilbur L. Ross, Jr. Authorized Signatory

WLR IV PARALLEL ESC, L.P. By: Invesco WLR IV Associates LLC, its General Partner By: Invesco Private Capital, Inc., its Managing Member

By:	/s/ Wilbur L. Ross, Jr.
Name: Title:	Wilbur L. Ross, Jr. Authorized Signatory

WLR V PARALLEL ESC, L.P. By: Invesco WLR V Associates LLC, its General Partner By: Invesco Private Capital, Inc., its Managing Member

By:	/s/ Wilbur L. Ross, Jr.
Name: Title:	Wilbur L. Ross, Jr. Authorized Signatory

INVESCO PRIVATE CAPITAL, INC.

By:	/s/ Wilbur L. Ross, Jr.
Name: Title:	Wilbur L. Ross, Jr. Authorized Signatory

INVESCO WLR IV ASSOCIATES LLC By: Invesco Private Capital, Inc., its Managing Member

By:	/s/ Wilbur L. Ross, Jr.
Name: Title:	Wilbur L. Ross, Jr. Authorized Signatory

INVESCO WLR V ASSOCIATES LLC By: Invesco Private Capital, Inc., its Managing Member

By:	/s/ Wilbur L. Ross, Jr.
Name: Title:	Wilbur L. Ross, Jr. Authorized Signatory

WLR SELECT ASSOCIATES DSS GP, LTD.

By:	/s/ Wilbur L. Ross, Jr.
Name: Title:	Wilbur L. Ross, Jr. Authorized Signatory

WLR SELECT ASSOCIATES DSS, L.P. By: WLR Select Associates DSS GP, Ltd., its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name: Title:	Wilbur L. Ross, Jr. Authorized Signatory

WLR RECOVERY ASSOCIATES IV DSS AIV GP, LTD.

By:	/s/ Wilbur L. Ross, Jr.
Name: Title:	Wilbur L. Ross, Jr. Authorized Signatory

WLR RECOVERY ASSOCIATES IV DSS AIV, L.P. By: WLR Recovery Associates IV DSS AIV GP, Ltd., its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name: Title:	Wilbur L. Ross, Jr. Authorized Signatory

WLR RECOVERY ASSOCIATES V DSS AIV GP, LTD.

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Authorized Signatory

WLR RECOVERY ASSOCIATES V DSS AIV, L.P.

By: WLR Recovery Associates V DSS AIV GP, Ltd., its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Authorized Signatory

WILBUR L. ROSS, JR.

By:	/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr.

-  -
CLI-202257839v2

CUSIP No. Y62132 108	Schedule 13G/A

EXHIBIT INDEX TO SCHEDULE 13G/A

Exhibit 1
Joint Filing Agreement among WLR Recovery Fund IV DSS AIV, L.P., WLR Recovery Fund V DSS AIV, L.P., WLR Select Co-Investment, L.P., WLR IV Parallel ESC, L.P., WLR V Parallel ESC, L.P., Invesco Private Capital, Inc., Invesco WLR IV Associates LLC, Invesco WLR V Associates LLC, WLR Select Associates DSS GP, Ltd., WLR Select Associates DSS, L.P., WLR Recovery Associates IV DSS AIV GP, Ltd., WLR Recovery Associates IV DSS AIV, L.P., WLR Recovery Associates V DSS AIV GP, Ltd., WLR Recovery Associates V DSS AIV, L.P. and Wilbur L. Ross, Jr.  (Incorporated by reference to Exhibit 99.1 to the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2014 (Commission File No. 005-87904)).

Exhibit 2
Disclaimer of Beneficial Ownership by Invesco Private Capital, Inc., Invesco WLR IV Associates LLC, Invesco WLR V Associates LLC, WLR Select Associates DSS GP, Ltd., WLR Select Associates DSS, L.P., WLR Recovery Associates IV DSS AIV GP, Ltd., WLR Recovery Associates IV DSS AIV, L.P., WLR Recovery Associates V DSS AIV GP, Ltd., WLR Recovery Associates V DSS AIV, L.P. and Wilbur L. Ross, Jr. (Incorporated by reference to Exhibit 99.2 to the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2014 (Commission File No. 005-87904)).